Exhibit 99.1

Resonant Inc. Names Dylan J. Kelly as Chief Operating Officer

Semiconductor Technology Veteran Brings more than 20 Years of Executive Leadership

GOLETA, CA — December 2, 2019 - Resonant Inc. (NASDAQ: RESN), a leader in transforming the way radio frequency, or RF, front-ends are being designed and delivered for mobile handset and wireless devices, announced the appointment of Dylan J. Kelly as Chief Operating Officer effective December 2, 2019. Kelly will report to Resonant’s Chairman and CEO George B. Holmes and be responsible for Resonant’s Engineering, Product Marketing and Operations functions.

“Dylan’s extensive semiconductor business expertise and professional network across a broad range of areas including smartphones, wireless infrastructure, and test and measurement, are a natural fit for this new role focused on optimizing companywide operational performance and expanding our customer and industry relationships,” stated George B. Holmes, Chairman and CEO of Resonant. “At Resonant, Dylan will be building on his long history of  growing businesses. I am most excited about  leveraging his Mobile Wireless semiconductors expertise as we believe his expertise will accelerate the development of  Resonant’s standard IP filter library, and, in particular accelerate our high frequency technologies, such as XBAR, to market.  We expect his expertise will be instrumental as we grow and scale our business.”

“I am excited to join Resonant at a time when the company is perfectly poised to benefit from the oncoming 5G revolution,” stated Kelly, COO of Resonant. “I look forward to working with the Resonant team to further expand the opportunity for growth provided by the company’s industry leading technology, extensive IP portfolio, and its evolving go-to market model.”

Dylan Kelly

Kelly brings to Resonant more than 20 years of leadership experience in semiconductor product development, product marketing, and high-volume manufacturing. Prior to joining Resonant, Kelly most recently served as President and Chief Operating Office for pSemi, a Murata Company, where he was responsible for the company’s RF semiconductor business, as well as corporate manufacturing operations, IT, and quality. Prior to this role, he served as Vice President and General Manager of the Mobile Wireless business unit from 2010 to 2017. Before being acquired by Murata in 2014, pSemi was known as Peregrine Semiconductor, a publicly traded company from 2012 to 2014. Kelly pioneered the use of silicon-on-insulator technology for RF front-end applications with the company from 2000 — 2010 and held numerous positions in development, marketing and sales management positions. Kelly started his career at Motorola in 1999 in the development of RF transceivers.

Kelly holds a BS in electrical engineering from the University of Texas at Austin and an MS in electrical engineering from the University of California, San Diego.

Kelly is the author of numerous technical papers and has 49 issued and pending patents.

About Resonant Inc.

Resonant (NASDAQ: RESN) is transforming the market for RF front-ends (RFFE) by disrupting the RFFE supply chain through the delivery of solutions that leverage our Infinite Synthesized Network (ISN) software tools platform, capitalize on the breadth of our IP portfolio, and are delivered through our services offerings. In a market that is critically constrained by limited designers, tools and capacity, Resonant addresses these critical problems by providing customers with ever increasing design efficiency, reduced time to market and lower unit costs. Customers leverage Resonant’s disruptive capabilities to design cutting edge filters and modules, while capitalizing on the added stability of a diverse supply chain through Resonant’s fabless ecosystem-the first of its kind. Working with Resonant, customers enhance the connectivity of current mobile devices, while preparing for the demands of emerging 5G applications.

To learn more about Resonant, view the series of videos published on its website that explain Resonant’s technologies and market positioning:

•                  Resonant Corporate Video

•                  ISN and XBAR: Speeding the Transition to 5G

•                  Infinite Synthesized Networks, ISN Explained

•                  What is an RF Filter?

•                  RF Filter Innovation

•                  Transforming the Mobile Filter Supply Chain

For more information, please visit www.resonant.com.

Resonant uses its website (https://www.resonant.com) and LinkedIn page (https://www.linkedin.com/company/resonant-inc-/) as channels of distribution of information about its products, its planned financial and other announcements, its attendance at upcoming investor and industry conferences, and other matters. Such information may be deemed material information, and Resonant may use these channels to comply with its disclosure obligations under Regulation FD. Therefore, investors should monitor the company’s website and its social media accounts in addition to following the company’s press releases, SEC filings, public conference calls, and webcasts.

About Resonant’s ISN® Technology

Resonant can create designs for difficult bands, modules and other complex RF Front End requirements that we believe have the potential to be manufactured for half the cost and developed in half the time of traditional approaches. ISN is a suite of proprietary mathematical methods, software design tools and network synthesis techniques that enable us to explore a much larger set of possible design solutions that regularly incorporate our proprietary technology. We then quickly deliver design simulations to our customers, which they manufacture or have manufactured by one of our foundry partners. These improved solutions still use Surface Acoustic Wave (SAW) or Temperature Compensated Surface Acoustic Wave (TC-SAW) manufacturing methods and perform as well as those using higher cost manufacturing methods such as Bulk Acoustic Wave (BAW). Resonant’s method delivers excellent predictability, enabling achievement of the desired product performance in roughly half as many turns through the fab. In addition, because Resonant’s models are fundamental, integration with its foundry and fab customers is seamless because its models speak the “fab language” of basic material properties and dimensions.

Investor Relations Contact:

Moriah Shilton, LHA Investor Relations, 1-415-433-3777, RESN@lhai.com